ASSET PURCHASE AGREEMENT
by and among
HD MEDIA COMPANY, LLC
CHAMPION PUBLISHING, INC.
AND
CHAMPION INDUSTRIES, INC.

Effective as of July 12, 2013

TABLE OF CONTENTS

ARTICLE I. SALE OF ASSETS AND TERMS OF PAYMENT		1
1.1	Transfer of Assets	1
1.2	Excluded Assets	4
1.3	Liabilities	5
1.4	Consideration	8
1.5	Manner of Payment	8
1.6	Adjustments	8
1.7	Allocation of Purchase Price	8
ARTICLE II. THE CLOSING		9
2.1	Time and Place of Closing	9
2.2	Deliveries by Sellers	9
2.3	Deliveries by Buyer	10
ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLERS		10
3.1	Organization; Qualification	10
3.2	Authority Relative to this Agreement	11
3.3	Financial Statements	11
3.4	Business Since the Balance Sheet Date	12
3.5	No Defaults	12
3.6	Undisclosed Liabilities	13
3.7	Licenses and Authorizations	13
3.8	Condition and Adequacy of the Assets; Title	13
3.9	Contracts and Arrangements	14
3.10	Real Property	15
3.11	Intellectual Property	16
3.12	Litigation and Compliance with Laws	16
3.13	Employees	17
3.14	Personal Property	18
3.15	Changes	18
3.16	Brokers	19
3.17	Environmental Matters	19
3.18	Circulation	20
3.19	Insurance	20
3.20	Taxes	20
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF BUYER		21
4.1	Organization	21
4.2	Authority Relative to this Agreement	21
4.3	No Defaults	21
4.4	Brokers	22

i

ARTICLE V. COVENANTS OF SELLER PENDING THE CLOSING DATE.		22
5.1	Maintenance of Business	22
5.2	Organization; Goodwill	23
5.3	Access to Facilities, Files and Records	23
5.4	Representations and Warranties	24
5.5	Corporate Action	24
5.6	Consents	24
5.7	Confidential Information	24
5.8	Consummation of Agreement	24
5.9	Notice of Proceedings	24
5.10	Taxes	25
		25
6.1	Representations and Warranties	25
6.2	Corporate Action	25
6.3	Confidential Information	25
6.4	Consummation of Agreement	26
6.5	Notice of Proceedings	26
6.6	Maintenance of Financial Position	26
ARTICLE VII. CONDITIONS TO THE OBLIGATIONS OF SELLERS		26
7.1	Representations, Warranties and Covenants	26
7.2	Proceedings	27
ARTICLE VIII. CONDITIONS TO THE OBLIGATIONS OF BUYER		27
8.1	Fifth Third Lien	27
ARTICLE IX. INDEMNIFICATION		27
9.1	Survival; Limitations	27
9.2	Indemnification of Buyer	29
9.3	Indemnification of Sellers	30
9.4	Notice of Claims	30
9.5	Defense of Third Party Claims	31

ii

ARTICLE X. MISCELLANEOUS PROVISIONS		31
10.1	Risk of Loss	31
10.2	Abandonment of Agreement	32
10.3	Liabilities Upon Abandonment	32
10.4	Expenses	32
10.5	Employees and Employee Benefits	33
10.6	Further Assurances and Consents	34
10.7	Waiver of Compliance	35
10.8	Notices	36
10.9	Assignment	36
10.10	Governing Law	36
10.11	Public Announcements	36
10.12	No Third Party Rights	36
10.13	Waiver of Jury Trial	37
10.14	Counterparts	37
10.15	Headings	37
10.16	Specific Performance	37
10.17	Severability	37
10.18	Confidentiality	37
10.19	Entire Agreement; Amendments

Schedule 1.2(j)	Excluded Assets
Schedule 1.6(c)	Exceptions to GAAP
Schedule 2.2(e)	Transition Services Table
Schedule 3.3	Financial Statements
Schedule 3.7	Licenses and Permits
Schedule 3.9	Contracts
Schedule 3.10(a)	Owned Real Property
Schedule 3.10(b)	Leased Real Property
Schedule 3.11	Intellectual Property
Schedule 3.12	Litigation and Compliance with Laws
Schedule 3.13(a)	Employees; Salaries
Schedule 3.13(b)	Labor Agreements
Schedule 3.14	Tangible Personal Property
Schedule 3.15	Changes Since Balance Sheet Date
Schedule 3.17	Environmental Matters
Schedule 3.18	Circulation Reports
Schedule 5.1	Maintenance of Business
Schedule 8.4	Material Consents

iii

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), effective as of July 12, 2013, is by and among Champion Publishing, Inc., a West Virginia corporation (“Publishing”), Champion Industries, Inc., a West Virginia corporation (“Champion”), and HD Media Company, LLC(“Buyer”). Publishing and Champion are each individually referred to herein as a “Seller” and together referred to as “Sellers”.
WHEREAS, Sellers own and publish the The Herald Dispatch, a daily newspaper distributed in and around Huntington, West Virginia, together with all related publications and services and assets and facilities, all related web sites and all of Sellers’ rights to prepare, publish, sell and distribute any of the foregoing in all languages (collectively the “Newspaper”) and the mastheads and certain other intellectual property associated with the Newspaper (the “Mastheads”); and
WHEREAS, Sellers desire to sell and Buyer desires to purchase all of the assets related to the operation, publication and distribution of the Newspaper as a going concern, together with the Mastheads.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and based upon the representations and warranties made by each party to the other in this Agreement, the parties have agreed to consummate the sale of the Newspaper on the terms contained herein.

ARTICLE I
SALE OF ASSETS AND TERMS OF PAYMENT

1.1 Transfer of Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1 hereof) Sellers will sell, assign, convey or cause to be conveyed, transfer and deliver to Buyer, and Buyer will purchase and accept from Sellers, all of the assets and properties of Sellers, tangible or intangible, of every kind and description, used by Sellers that relate primarily to the business and operation of the Newspaper as a going concern (all such assets being referred to herein as the “Sellers’ Assets”), but excluding the Excluded Assets described in Section 1.2 below.
In addition, upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers will sell, assign, convey or cause to be conveyed, transfer and deliver to Buyer, and Buyer will purchase and accept from Sellers, the Newspaper’s “Mastheads” which consist of the mastheads, trademarks, trade dress, trade names, service marks, registrations, domain names, and other property rights relating thereto and all goodwill associated therewith. The Sellers’ Assets along with the Mastheads are hereinafter collectively referred to as the “Assets”. The Assets include, without limitation, the following:

(a)	The Real Property (as defined in Section 3.10(b));
(b) All Leases (as defined in Section 3.9(e));
(c) Sellers tangible personal property, editorial material, work in process, finished goods, manuscripts, notes and drafts, graphic artwork, cuts, photographs and negatives owned by Sellers to the extent they relate primarily to the Newspaper; promotional materials, inserts, and direct mail materials owned by Sellers to the extent they relate primarily to the Newspaper; stationery, supplies, purchase orders, forms, labels, shipping materials and catalogs owned by Sellers to the extent they relate primarily to the Newspaper; and all lists owned by Sellers of contributors, authors, correspondents, reviewers, photographers, illustrators and editors who contribute or have contributed to the Newspaper; other inventory and supplies, and other assets and equipment relating primarily to the Newspaper, including without limitation those listed in Schedule 3.14 hereto;
(d) All contracts, agreements and similar documents that relate to the operation of the Newspaper or are otherwise specifically assumed pursuant hereto, together with all subscriptions and all orders and agreements for the sale of advertising, space reservations and insertion orders relating to the Newspaper, including without limitation those described in Schedule 3.9 hereto;
(e) All of Sellers right, title and interest in and to all licenses, Permits (as defined in Section 3.7), variances, franchises, certifications, approvals and other governmental authorizations relating primarily to the Newspaper, together with any renewals, extensions or modifications thereof and additions thereto;
(f) All publishable materials of any nature, as used in the business of the Newspaper, the names “The Herald Dispatch”, “The Lawrence Herald” and “Putnam Herald”, copyrights, patents, trademarks, service marks, logotypes and trade names (including registrations and applications for registration of any of the foregoing), web sites, domain names, processes, inventions, computer software, computer programs and software and program rights, trade secrets, goodwill and other intangible rights and interests issued to or owned by Sellers and used in connection with the operation, publication and distribution of the Newspaper;

(g) All of Sellers accounts or other receivables, claims, evidences of debt owed to Sellers, utility deposits and other deposits and prepaid expenses arising out of Sellers’ operation of the Newspaper together with all records relating thereto;
(h) All of the Newspaper’s files and other records in whatever form relating to the operation of the Newspaper, including without limitation all of its historical materials relating to the Newspaper’s advertising, circulation and distribution, all circulation, subscriber, delivery and mailing lists and carrier routes maintained by Sellers to the extent they relate to the Newspaper, all data related to such lists, all circulation readership studies, audience surveys and research owned by Sellers, and all other mailing lists, together with all records, reports and tapes of computer data owned by Sellers, in each case to the extent they relate primarily to the Newspaper, rate cards, verification cards, advertising insertion orders, specimen copies of all advertisements carried in the Newspaper, and copies of current price lists, discount lists, catalogs, public relations materials, sales correspondence, call reports, call books, advertiser lists and sales promotion lists;
(i) All claims, causes of action, rights of recovery and rights of set-off of any kind (including, without limitation, rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipments, or components thereof) to the extent they relate to the Newspaper, are owned by Sellers and relate to the period of time following the Closing Date;
(j) All of Sellers libraries of back and current issues of the Newspaper;
(k) All of Sellers goodwill in and going concern value of the Newspaper;
(l) Any prepaid taxes of Sellers which are included as Assets on the Closing Date;
(m) All of Sellers right, title and interest in and to any non-solicitation agreements benefiting the Newspaper;

(n) Without duplication, all assets relating primarily to the operations of the Newspaper reflected in the Newspaper’s balance sheet included in the Financial Statements dated as of May 31, 2013 (the “Balance Sheet Date”), together with changes in the ordinary course of business or as otherwise allowed under this Agreement up to and including the Closing Date;
(o) Assignment of Sellers’ rights, if any, to indemnification under the Amended and Restated Asset Purchase Agreement effective as of April 12, 2007 by and among Gannett Satellite Information Network, Inc., Gannett River States Publishing Corporation, Pacific and Southern Company, Inc., Federated Publications, Inc., Media West – GSI, Inc., Media West – GRS, Inc., GateHouse Media Illinois Holdings, Inc. and GateHouse Media, Inc., pursuant to which the indemnity obligations of the Gannett Parties with respect to the Newspaper are partially assigned to Publishing and Champion. Notwithstanding anything to the contrary contained herein, it is understood that Sellers are not making any representation, warranty or guarantee as to the enforceability or collectibility of such assignment; and
(p) All cash remaining under the control of the Seller at the close of business (5:00 p.m. EDT) on the Closing Date, which is on the Premises (being the 946 Fifth Avenue, Huntington, WV property) or at any other location, other than cash held in Seller’s bank account, money market or other similar accounts.
1.2 Excluded Assets. The following assets relating to the business of operating, publishing and distributing the Newspaper shall be retained by Sellers and shall not be sold, assigned, conveyed, transferred or delivered to Buyer (the “Excluded Assets”):
(a) All cash and cash equivalents, except as described in Section 1.1(p) above;
(b) Claims by Sellers with respect to the Excluded Assets and liabilities not assumed by Buyer, including without limitation all refunds and claims for tax refunds (except for prepaid taxes acquired by Buyer pursuant to Section 1.1(l) above) and counterclaims with respect to obligations and liabilities not being assumed by Buyer hereunder;
(c) All contracts of insurance, tax records and tax returns;
(d) All Employee Benefits Plans (as defined in Section 3.13(c));

(e) (i) the franchise to be a corporation ; (ii) the organizational documents (including articles or certificate of incorporation or bylaws (as applicable)); (iii) in respect of Sellers which are corporations: (A) the corporate seal, (B) the minute books, (C) the stock books, and (D) the stock certificates; (iv) the qualifications to transact business as a foreign corporation; (v) the arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers; (vi) other records or similar documents relating to the organization, maintenance and existence of Sellers as a corporation; and (vii) any other corporate records relating to the corporate organization or capitalization (as applicable) of Sellers;
(f) All items of a corporate overhead nature that are controlled by or located at the corporate offices of Sellers;
(g) Any right, property or asset described in Schedule 1.2(j) hereto, including the property and rights which are shared with affiliates of Sellers and not used primarily in the businesses of the Newspaper;
(h) Any assets or properties of Seller, tangible or intangible, of every kind and description which are not used primarily in connection with the businesses of the Newspaper and are not included in the Financial Statements of Publishing;
(i) All assets of River Cities Printing and the tradename “River Cities Printing”; and
(j) Sellers’ rights under this Agreement.
1.3 Liabilities.
(a) The Assets shall be sold and conveyed to Buyer free and clear of all liens and encumbrances of Fifth Third Bank, as Administrative Agent for those secured lenders under that certain First Amended and Restated Credit Agreement dated as of October 19, 2012, as amended by First Limited Forbearance and Waiver Agreement and First Amendment to Amended and Restated Credit Agreement dated as of May 31, 2013. Buyer shall assume, discharge and perform the following liabilities (the “Assumed Liabilities”):
(i) those liabilities and obligations of Sellers under the contracts assigned to Buyer which are described in Subsection 1.1(d) (other than any obligation under any such contract related or arising prior to the Closing Date, including, without limitation, any liability for breach or nonperformance); provided, however, that if any such contract requires a consent to the assignment thereof to Buyer and such consent has not been obtained, then this Agreement, to the extent permitted by law, shall constitute an equitable assignment by Sellers to Buyer of all rights, benefits, title and interest, liabilities and obligations under such contract;

(ii) those liabilities and obligations of Sellers as of the Closing Date constituting deferred revenues, including but not limited to liabilities under agreements for advertising to the extent to be run in issues of the Newspaper published after the Closing Date and prepaid subscriptions;
(iii) those liabilities and obligations of Sellers for trade accounts payable and advertising rebates payable which are primarily related to the operations of the Newspaper and all applicable taxes accrued or accruable at the Closing Date related to the newspaper operations exclusive of federal or state income taxes or franchise taxes; and
(iv) those employee liabilities and obligations of Sellers primarily related to the operation of the Newspaper, which shall include accrued payroll, unused vacation, sick leave, holiday and personal days and applicable taxes.
(b) Except as set forth in Section 1.3(a) above or as otherwise expressly set forth herein, Buyer does not assume and will not be liable for, and Sellers shall remain unconditionally liable for, all other liabilities or obligations of Sellers (or any other person, in the case of liabilities or obligations for taxes) (the “Excluded Liabilities”), including, but not limited to:
(i) any liability or obligation arising prior to Closing under any contract not described in Subsection 1.1(d) above;
(ii) any liability under any contract of insurance or relating to any other Excluded Assets;
(iii) any liability arising out of any termination by any Seller of the employment of any employee, consultant or independent contractor of the Newspaper on or prior to the Closing Date, or who retired on or prior to the Closing Date;

(iv) any liability under any litigation, proceeding or claim of any nature related to the Newspaper arising during, or brought by any person or entity with respect to, the period of time on or prior to the Closing Date, whether or not such litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date;
(v) any liability for (I) any taxes (other than taxes of Sellers assumed by Buyer pursuant to Section 1.3(a)(iii) above) with respect to the Newspaper or the Assets for periods ending on or prior to the Closing Date and taxes deemed, pursuant to Section 1.6, payable for the portion ending on the Closing Date of a Straddle Period (as defined in Section 1.6), (II) except as allocated in Section 10.4, any taxes imposed on the transfer of the Assets or the Newspaper on or prior to the Closing Date and, (III) any estate or gift taxes imposed with respect to Sellers, the Assets or the Newspaper on or prior to the Closing Date; provided, however, that Transfer Taxes (as defined in Section 10.4) on the transfer of the Assets pursuant to this Agreement shall be paid by Sellers as provided in Section 10.4;
(vi) except as otherwise set forth in this Agreement, any and all liabilities incurred by Sellers in connection with the negotiation, execution or performance of this Agreement (including, without limitation, all legal, accounting, brokers, finders and other professional fees and expenses); or
(vii) any and all obligations, liabilities and/or commitments, including but not limited to obligations, liabilities and/or commitments pursuant to Environmental Laws, arising out of or related to conditions or events arising from or related to the Real Property and/or the operation of the Newspaper thereon that occurred on or prior to the Closing Date. The obligations, liabilities and/or commitments contemplated by this Section 1.3(b)(viii) include, but are not limited to, all matters arising from or relating to Item 2 of Schedule 3.17 and all facts and circumstances underlying or leading to such implementation or that made such implementation necessary.

1.4 Consideration. Subject to the conditions contained in this Agreement, and in consideration of the sale of the Assets, Buyer will pay on the Closing Date the sum of Ten Million Dollars ($10,000,000) (the “Purchase Price”). The sum of Two Million Dollars ($2,000,000) held in escrow pursuant to the Amended and Restated Letter of Intent dated June 14, 2013 between Sellers and Douglas Reynolds and the “Escrow Letter” therein referred shall be applied towards the Purchase Price on the Closing Date.
1.5 Manner of Payment. The Purchase Price shall be paid to Sellers on the Closing Date in immediately available funds by wire transfer to bank accounts designated by Sellers and Fifth Third Bank as Administrative Agent for secured lenders.
1.6 Adjustments. . Items to be prorated as of the close of business on the Closing Date shall include only personal property taxes and real property taxes. The portion of any personal property taxes and real property taxes for a taxable period that includes the Closing Date (a “Straddle Period”) that shall be deemed to be payable for the portion of the period ending on the Closing Date shall be the amount of such taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.
1.7 Allocation of Purchase Price. As soon as practicable after the date hereof, but in no event later than ninety (90) days after the Closing Date, Buyer and Sellers will negotiate, in good faith, with a view towards allocating, as of the Closing Date, the Purchase Price among the Assets. If Buyer and Sellers agree upon an allocation, then both parties agree to file Federal Form 8594 consistent with such an agreement. If an agreement cannot be reached prior to the Closing, the parties shall engage an independent and mutually acceptable appraiser to perform a valuation of the Assets. This valuation shall be used in allocating the Purchase Price. Buyer and Sellers shall use such allocation for all purposes, including tax and financial reporting. If, contrary to the intent of the parties hereto as expressed in this Section 1.7, any taxing authority makes or proposes an allocation different from that contemplated in this Section 1.7, Sellers and Buyer shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or returns as may reasonably be required to protect its interest.

ARTICLE II.
THE CLOSING

2.1 Time and Place of Closing. The closing (the “Closing”) of the sale and purchase of the Assets shall be held in the offices of Huddleston Bolen LLP, 611 Third Avenue, Huntington, West Virginia 25701 on or before July 15, 2013 (the “Closing Date”). Closing shall be deemed effective at 11:59 p.m. local time on the Closing Date.
2.2 Deliveries by Sellers. At the Closing, Sellers, as appropriate, will deliver to Buyer the following, each of which shall be in form and substance satisfactory to the parties hereto:
(a) Bills of sale, general warranty deeds, assignments and other instruments of transfer and documents as shall be appropriate to carry out the intent of this Agreement and sufficient to sell, assign, convey and transfer good and valid (or in the case of real property, good and marketable) title to the Assets to Buyer, subject to Permitted Encumbrances;
(b) Assignments of Sellers domain names relating to the Newspaper;
(c) Any consents to assignments from third parties obtained by Sellers relating to the Material Contracts that require such consent as shown on Schedule 3.9 hereto, as well as any other consents obtained by Sellers;
(d) Receipt for the Purchase Price;
(e) Transition services agreements among Sellers and Buyer executed by Sellers, which, among other things, provide for Sellers to continue to provide certain services with respect to the Newspaper for various periods of time after the Closing Date, substantially in accordance with Schedule 2.2(e), as set forth in such agreements (the “Transition Services Agreements”);
(f) Certificates, dated the Closing Date, of an appropriate officer of each Seller as to approval of such Seller relating to this Agreement and the transactions contemplated hereby;

(g) Certificates of an appropriate officer of each Seller certifying the fulfillment of the conditions set forth in Section 8.1;
(h) A certificate of an appropriate officer of each Seller as to that Seller’s status as a non-foreign entity; and
(i) Such other certificates, instruments and documents as are required to be delivered by Sellers pursuant to the terms of this Agreement.
2.3 Deliveries by Buyer. At the Closing, Buyer will deliver to Sellers the following, each of which shall be in form and substance satisfactory to the parties hereto:
(a) Funds equal to the Purchase Price in such manner as described in Section 1.5 above;
(b) An instrument of assumption pursuant to which Buyer shall assume the Assumed Liabilities as provided in Section 1.3 hereof;
(c) The Transition Services Agreements, executed by Buyer;
(d) If applicable, a Certificate dated the Closing Date, of the Secretary of Buyer as to approval of Buyer relating to this Agreement and the transactions contemplated hereby;
(e) Certificate of Buyer certifying the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) below; and
(f) Such other certificates, instruments and documents as are required to be delivered by Buyer pursuant to the terms of this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, as appropriate, represent and warrant to Buyer as follows:
3.1 Organization; Qualification. Each Seller is a corporation validly existing and in good standing under the laws of its state of incorporation. The applicable Seller has the full power and authority to own and operate the Assets (excluding the Mastheads) and carry on the business operations of the Newspaper as such operations are now being conducted. The applicable Seller has the full power and authority to own the Mastheads. Each Seller (a) is duly qualified to do business and in good standing, and is duly licensed, authorized or qualified to transact business in each jurisdiction in which the ownership or lease of real property or the conduct of its business requires it to be so qualified, and (b) has all government licenses, Permits, approvals and other authorizations necessary to own its properties and assets and carry on its business as it is now being conducted, except such licenses, Permits, approvals and other authorizations described in clauses (a) and (b) the lack of which would not have a Material Adverse Effect (as defined in Section 3.4).

3.2 Authority Relative to this Agreement. Each Seller has the full power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and this Agreement has been duly and validly executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar law affecting the rights of creditors generally.
3.3 Financial Statements. Schedule 3.3 sets forth (a) the unaudited financial statements of the Newspaper for the fiscal year ended October 31, 2012 and (b) unaudited financial statements for the period through May 31, 2013 (the “Balance Sheet Date”) (the financial statements referred to in clauses (a) and (b) being “Financial Statements”). The Financial Statements fairly present in all material respects the financial position of the Newspaper and the results of operations of the Newspaper as at and for the periods covered thereby and have been prepared in conformity with Sellers historical accounting practices which reflect accrual basis accounting and, with respect to the Newspaper, are sufficient to permit preparation of the audited financial statements of Champion in accordance with generally accepted accounting principles, except as otherwise noted therein or as set forth on Schedule 1.6(c). No material adjustments of the Financial Statements are required for a fair presentation of the results of operations and financial position of the Newspaper on an accrual basis. Except as set forth on Schedule 3.3, the Financial Statements are correct and complete in accordance with the books and records regularly maintained by the Newspaper which reflect accrual basis accounting. The Financial Statements fairly present the results of operations and financial position of the Newspaper as of the dates and for the periods set forth therein. Sellers shall deliver on the Closing Date to Buyer a schedule of the Newspaper’s outstanding accounts receivable as of the Closing Date. All such accounts receivable have arisen in the ordinary course of business and represent bona fide indebtedness incurred by the applicable account debtor and have been properly adjusted for bankrupt and other uncollectible accounts. Assuming reasonable collection efforts by Buyer, Sellers have no reason to believe that such accounts receivable would not be collectible (net of Sellers reserves for uncollectible receivables established by Sellers in the ordinary course of its business consistent with past practice). Sellers make no representations, however, about the future business or financial prospects of the Newspaper for Buyer’s intended purposes.

3.4 Business Since the Balance Sheet Date. Except as set forth on Schedule 3.15, since the Balance Sheet Date, the business of the Newspaper has been conducted in the ordinary course of business and in substantially the same manner as it was before the Balance Sheet Date. Since the Balance Sheet Date, there has been no change in the business, condition (financial or otherwise), properties or operations of the Newspaper or other event or occurrence which has had or would reasonably be expected to have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Newspaper taken as a whole (“Material Adverse Effect”) as of the Closing Date.
3.5 No Defaults.
(a) The execution, delivery and performance of this Agreement by Sellers will not (i) conflict with any provision of the Certificates of Incorporation or Bylaws of any Seller, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration), with notice or passage of time or both, under or conflict with any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.9), note, bond, mortgage or other instrument, obligation or agreement relating to the business of the Newspaper or to which any of the Assets may be subject, and which default or conflict, singly or in the aggregate, would or would reasonably be expected to have a Material Adverse Effect, (iii) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Seller or any of the Assets, or (iv) result in the creation or imposition of any Lien of any nature whatsoever on any of the Assets.

(b) Except for the required consents with respect to the contracts referred to in Section 3.9, Sellers are not required to submit any notice, report or other filing with, or obtain any consent, approval or waiver from, any governmental or regulatory authority or instrumentality or any other third party in connection with the execution, delivery or performance of this Agreement by Sellers or the consummation of the transactions contemplated hereby, except where failure to give such notice, report or other filing, or to obtain such consent, approval or waiver would have no, and would not be reasonably expected to have a, Material Adverse Effect.
3.6 Undisclosed Liabilities. No Seller has any obligation or liability to be reflected or reserved against in any of the Financial Statements which is not fully reflected or reserved against in such Financial Statements except for liabilities which have arisen in the ordinary course of business.
3.7 Licenses and Authorizations. All licenses, Permits and authorizations required to own the Assets and to conduct the business of the Newspaper are held by Sellers are in full force and effect with no violations of any of them having occurred, other than violations that would not have, and would be reasonably expected to have, a Material Adverse Effect. All such material licenses, Permits and Authorizations are listed in Schedule 3.7. Except as disclosed in Schedule 3.12, no proceeding is pending or, to the knowledge of Sellers, threatened in writing, seeking the revocation or limitation of any such license, Permit or other authorization.
3.8 Condition and Adequacy of the Assets; Title. The tangible assets included in the Assets are in adequate operating condition and repair, ordinary wear and tear excepted, and are adequate and suitable in accordance with general industry practices and applicable law for the purposes for which they are currently used. Except for the lien of Fifth Third Bank, as Administrative Agent for those secured lenders under that certain First Amended and Restated Credit Agreement dated as of October 19, 2012, as amended by First Limited Forbearance and Waiver Agreement and First Amendment to Amended and Restated Credit Agreement dated as of May 31, 2013, each Seller has good and marketable title to all of the Assets which it purports to own free and clear of all security interests, mortgages, conditional sales agreements, charges, liens and other encumbrances (“Liens”), except for Permitted Encumbrances . All inventory of each Seller included in the Assets is useful in the ordinary course of such Seller’s business. Without limiting the generality of any of the foregoing, except as indicated on Schedule 3.8, no Seller uses furniture, fixtures, equipment, inventory or supplies in connection with the operation of the Newspaper which it does not own. Except for the Excluded Assets, the Assets are, in the aggregate, all of the assets which are necessary to operate the Newspaper in the manner in which the Newspaper was operated during the preceding 12-month period, except for additions thereto and deletions therefrom in the ordinary course of business and consistent with past practice.

3.9 Contracts and Arrangements. As used herein, “Material Contracts” means all of the following contracts, agreements and arrangements (written or oral) included in the Assets involving annual consideration of more than $25,000:
(a) Sales agency or advertising representation contracts;
(b) Contracts for the future construction or purchase of capital improvements, purchase of materials, supplies or equipment, or for the sale of assets;
(c) Consulting contracts, employment agreements or freelance agreements;
(d) Licenses or agreements under which Seller is authorized to publish materials supplied by others in future issues of the Newspaper;
(e) Leases of real and personal property (collectively, the “Leases”); and
(f) Any other contract or lease not made in the usual and ordinary course of business, or not terminable by Sellers without liability upon not more than 90 days’ written notice.
All of the Material Contracts are listed on Schedule 3.9. Schedule 3.9 specifies those Material Contracts, the assignment of which requires the consent of a third party. Provided that any requisite consent to the assignment of Material Contracts to Buyer is obtained, to the knowledge of Sellers, each of the contracts and leases which is assigned to and assumed by Buyer on the Closing Date is valid and in full force and effect. There is no existing default, event of default or other event under such Material Contracts which, with or without notice or lapse of time or both, would constitute a default or an event of default by a Seller under any such contract. To the knowledge of Sellers, there is not, under any of the Material Contracts, any existing default or event of default which, with or without notice or lapse of time or both would constitute a default or event of default on the part of any other party thereto, except such defaults, events of default and other events which would not have, and would not reasonably be expected to have, a Material Adverse Effect. Prior to the Closing Date, Sellers will make available to Buyer complete copies (or written summaries of oral contracts) of all of the Material Contracts.

3.10 Real Property.
(a) Schedule 3.10(a) sets forth a complete and accurate list of all real property owned in fee by Sellers or their respective affiliates and used primarily in the business of the Newspaper (the “Owned Real Property”);
(b) Schedule 3.10(b) sets forth a complete and accurate list of all leasehold interests used primarily in the business of the Newspaper (the “Leased Real Property”). The Leased Real Property and the Owned Real Property are collectively referred to as the “Real Property”;
(c) Sellers hold good and marketable fee title to each parcel of Owned Real Property disclosed on Schedule 3.10(a), free and clear of any Liens except for that lien of Fifth Third Bank, as Administrative Agent, as a Lender and as a L/C Issuer, easements, rights-of-way, licenses, use restrictions, claims, charges, options, rights of first offer, rights of first refusal or title defects, except for Permitted Encumbrances of any nature whatsoever (as defined below). As used herein, the term “Permitted Encumbrances” means (i) liens for taxes not yet due and payable; (ii) liens for taxes which are being contested in good faith and by appropriate proceedings in the amount of which a reserve has been created on the Closing Date Balance Sheet; (iii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business or which are being contested in good faith and by appropriate proceedings in the amount of which a reserve has been created on the Closing Date Balance Sheet; or (iv) easements, rights-of-way, encroachments, licenses, restrictions, conditions and other similar encumbrances incurred or suffered in the ordinary course of business and which do not materially interfere with the current use of the Owned Real Property or result in, or would not reasonably be expected to result in, a Material Adverse Effect;
(d) Sellers have a valid and enforceable interest in each parcel of Leased Real Property disclosed in Schedule 3.10(b) as being leased by Sellers; and

(e) There is no action or proceeding pending or, to the knowledge of Sellers, threatened in writing, by any governmental agency or authority for assessment or collection of past-due taxes, impact fees or special assessments affecting any part of any Owned Real Property, and no condemnation or eminent domain proceeding is pending or, to the knowledge of Sellers, threatened in writing, against any part of any Owned Real Property.
3.11 Intellectual Property. Except for the Excluded Assets (as defined in Section 1.2) and any matter relating thereto, all copyrights, trademarks, trade names, service marks, logotypes and patents and all other material intellectual property rights which are owned or held for use or used by Sellers in connection with the business and operation of the Newspaper and which are material to the operation of the Newspaper or ownership of any of the Assets (the “Rights”) are valid, in good standing and uncontested. Schedule 3.11 sets forth a complete and accurate list of all material Rights of Sellers relating to the operation of the Newspaper. Sellers possess adequate rights, licenses or other authority to use all Rights necessary to own the Assets and to conduct the business of the Newspaper as presently conducted. Sellers have not received any notice with respect to any alleged infringement or unlawful or improper use of any Rights owned or alleged to be owned by others. Neither any affiliate of a Seller nor any officer or employee of a Seller has any interest in any Right, all of which are free and clear of any Lien. Sellers have no knowledge of any infringement of any of the Rights.
3.12 Litigation and Compliance with Laws. Except as set forth on Schedule 3.12: (a) the Newspaper has not been operating under or subject to, or in default with respect to, any order, writ, injunction, judgment or decree of any court or federal, state, or local governmental authority or agency; (b) neither Sellers nor any of their officers, agents or affiliates has received any inquiry, written or oral, from any such authority concerning any of the operations or business of the Newspaper during the two-year period prior to the date of this Agreement which has had or is reasonably expected by Sellers to have a Material Adverse Effect; (c) there is no litigation, claim or arbitration pending by or against, or to the knowledge of Sellers or their affiliates, threatened against, any Seller or the Newspaper related to or affecting any of the Assets or the operation of the Newspaper, including without limitation, any litigation, arbitration or claim relating to any union or union activities; and (d) Sellers and their affiliates have complied with all laws, regulations, orders or decrees applicable to Sellers, the Assets and the Newspaper and the present uses by Sellers of the Assets and operation of the Newspaper do not violate any such laws, regulations, orders or decrees, except for any non-compliance with or violation of any of the foregoing that, singly or in the aggregate, has not had and is reasonably expected by Sellers not to have a Material Adverse Effect.

3.13 Employees.
(a) Schedule 3.13(a) lists the names and salaries or rates of commission, date of employment (with Sellers or the prior owner of the Newspaper) and job title of all the full and part-time employees of the Newspaper.
(b) Except as set forth on Schedule 3.13(b), (i) Sellers are not a party to any collective bargaining agreement or any other labor agreement covering or relating to any employees of the Newspaper, and have not recognized and have not received a demand for recognition of any collective bargaining representative relating to any employees of the Newspaper; and (ii) no strike is pending or to the knowledge of Sellers threatened against the Newspaper by its employees or any collective bargaining representative claiming to represent such employees.
(c) Employee Benefit Programs; ERISA.
(i) Sellers have delivered to Buyer correct and complete copies of each material employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each material medical, vacation, retiree medical, severance pay plan, and each other material agreement or fringe benefit plan, arrangement or practice, of Sellers, whether legally binding or not, including all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which covered one or more employees of the Newspaper at any time since Sellers acquisition of the Newspaper (“Employee Benefit Programs”). Sellers have complied, in all material respects, with the terms of all Employee Benefit Programs and all laws with respect to such programs, including the Code and ERISA, and no default exists with respect to the obligations of Sellers or any of its ERISA Affiliates under any such Employee Benefit Programs, which default would have a Material Adverse Effect.

(ii) Neither Seller has made a complete or partial withdrawal, within the meaning of Section 4201 of ERISA, from any multiemployer plan which covered one or more employees of the Newspaper at any time since Sellers acquisition of the Newspaper which has resulted in, or could result in, any withdrawal liability, except for any such liability which would not have a Material Adverse Effect. Seller has not maintained or contributed to a plan which has been a multiemployer plan with respect to Newspaper employees.
(iii) Neither Seller has provided or is required to provide, security to any pension plan or to any single-employer plan which covered one or more employees of the Newspaper at any time pursuant to Section 401(a)(29) of the Code except as would not have a Material Adverse Effect. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
3.14 Personal Property. Schedule 3.14 lists all tangible personal property included in the Assets. Except as set forth on Schedule 3.14, Sellers own and have good and valid title to such properties, free and clear of all Liens, except for Permitted Encumbrances.
3.15 Changes. Except as shown on Schedule 3.15 to this Agreement, no Seller has, with respect to the business of the Newspaper: (a) mortgaged, pledged or subjected to a Lien, any of the Assets; (b) sold, leased, removed or transferred any material asset used or useful in the business of the Newspaper; or (c) increased the compensation payable or to become payable to any employee or agent, except increases in accordance with historical practices.

3.16 Brokers. Except for the fees of Raymond James & Associates, Inc., which shall be paid by Sellers, there is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Sellers.
3.17 Environmental Matters. Except as set forth on Schedule 3.17, the Newspaper has obtained all Permits (as defined below) required under all Environmental Laws and is in compliance with all Environmental Laws and with all such Permits and has not violated any of the foregoing, except where such failure to comply or violation would not have a Material Adverse Effect. For purposes of this Agreement, “Environmental Law” means all Legal Requirements and Permits concerning land use, public health, safety, welfare, or the environment, including without limitation the Resource Conservation and Recovery Act, (42 U.S.C. §§ 6901 et seq.), as amended, and the Comprehensive Environmental Response, Compensation, and Response Act (42 U.S.C. §§ 9601 et seq.), as amended (“CERCLA”). For purposes of this Agreement, “Legal Requirements” means any statute, ordinance, code or other law (including the common law), rule, regulation, order, notice standard, procedure or requirement enacted, adopted, applied or issued by any governmental or regulatory authority (domestic or foreign), including, without limitation judicial decisions applying or interpreting any such Legal Requirement. For purposes of this Agreement, “Permit” shall mean any permit, license, consent, authorization, approval, privilege, waiver, exception, variance, exclusionary or inclusionary orders and other concessions. All such Permits are current and in full force and effect. Except as set forth on Schedule 3.17, with respect to the business, ownership and/or operation of the Newspaper, Sellers have not received and, to the knowledge of Sellers, no other person has received, any notice from any governmental or regulatory agency to the effect that Sellers have performed, failed to perform, or suffered any act, or that a condition exists, which might reasonably give rise to liability to Sellers under CERCLA, nor has Sellers, or, to the knowledge of Sellers, any other person, submitted any notice pursuant to section 103 of CERCLA to, or responded to any request for information pursuant to section 104 of CERCLA from, any governmental or regulatory agency with respect to the Assets. Except as set forth on Schedule 3.17, Sellers has not caused or contributed to the release or threat of release of any Hazardous Substance, and to the knowledge of Sellers there exists no Hazardous Substance released, threatened to be released, disposed, discharged, dumped or spilled on, at, beneath, from or to the Real Property (including without limitation any surface waters or groundwaters thereon), except as would not have a Material Adverse Effect. For purposes of this Agreement, “Hazardous Substance” means any element, material, chemical, compound, mixture or solution defined, designated, listed, classified or regulated under any Environmental Law. Except as set forth on Schedule 3.17, to the knowledge of Sellers, no Hazardous Substance used, generated or handled by the Newspaper on the Real Property or elsewhere has been released, disposed, discharged, dumped or spilled on, or migrated to or from, any other real property, except as would not have a Material Adverse Effect. Sellers has produced true and complete copies of all non-proprietary audits, data, reports, investigations or other materials conducted in respect of or concerning the environmental condition of the Real Property or the Newspaper that are in Sellers possession, custody or control. Except as set forth on Schedule 3.17, to the knowledge of Sellers, no underground storage tanks or asbestos containing materials are or have been located in, on or under any portion of the Real Property or structures thereon.

3.18 Circulation. The paid circulation of the Newspaper reported in the Audit Bureau of Circulations Reports and the Newspaper’s publisher’s statements (as set forth on Schedule 3.18 hereto) are true and correct.
3.19 Insurance. Schedule 3.19 sets forth a true, correct and complete list of all claims made by Sellers under insurance policies of any kind or nature maintained as of the date of this Agreement by or on behalf of Sellers and relating to the Newspaper and/or the Assets which are still outstanding, setting forth as to each claim the date, nature and amount thereof and its current status.
3.20 Taxes. (a) Except as set forth in Schedule 3.20, Sellers have timely filed, after giving effect to any applicable extensions, all tax returns required to be filed by them, and all such tax returns were complete and correct at the time of filing and continue to be complete and correct. Sellers have timely paid, after giving effect to any applicable extensions, all taxes required to be paid by them.
(b) No representative of any taxing authority is asserting in writing or orally any material tax deficiency that has not been adequately reserved for, and no liens for taxes exist (other than liens for taxes not yet due or for taxes being contested in good faith), with respect to the Assets or the Newspaper. All required tax estimates, deposits, prepayments and similar reports or payments for current periods have been properly made. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Sellers, threatened against Sellers in respect of taxes, nor are any material matters under discussion with any governmental authority relating to taxes.

(c) All material amounts that are required to be collected or withheld by Sellers have been duly collected and withheld, and any such amounts that are required to have been remitted to any taxing authority have been duly remitted.
(d) Sellers have not waived any statute of limitations in respect of taxes or agreed to an extension of time with respect to a tax assessment or deficiency.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:
4.1 Organization. Buyer is a limited liability company validly existing and in good standing under the laws of the State of West Virginia.
4.2 Authority Relative to this Agreement. Buyer has the full power, authority and legal right to execute and deliver this Agreement and to consummate the transactions and perform its obligations as contemplated hereby. The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized by all necessary action, and this Agreement has been duly and validly executed and delivered by Buyer and assuming due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar law affecting the rights of creditors generally.
4.3 No Defaults. The execution, delivery and performance of this Agreement by Buyer will not (a) conflict with or result in any breach of any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer, or (b) violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Buyer.

4.4 Brokers. There is no broker or finder or other person who would have any valid claim against any Seller for a commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer.
ARTICLE V.
COVENANTS OF SELLER PENDING THE CLOSING DATE

Sellers, as applicable, covenant and agree that from the date hereof to and including the Closing Date:
5.1 Maintenance of Business. Sellers shall continue to carry on the business and operation of, and maintain the books, accounts and records of, the Newspaper in substantially the same manner as heretofore in the ordinary course of business and shall maintain the properties, machinery, equipment and other Assets used in the business of the Newspaper in substantially the same manner as heretofore in the ordinary course of business.
Except as set forth on Schedule 5.1, prior to the Closing Date, no Seller will, with respect to the Newspaper, without the prior written consent of Buyer, which will not be unreasonably withheld, conditioned or delayed:
(a) (i) Make any change in circulation practices, or promotional, marketing or premium practices of the Newspaper, other than changes in the ordinary course of business which changes are not material, or (ii) make any change in policies for the pricing of circulation or advertising of the Newspaper except for changes in the ordinary course of business which changes are not material;
(b) Sell, lease, remove, transfer or agree to sell, lease, remove or transfer any of the Assets without replacement thereof with an asset of substantially equivalent kind, condition and value;
(c) Enter into or amend any contract of employment or collective bargaining agreement, or permit or commit to any increases or changes in the compensation (including, but not limited to, bonus, pension, profit-sharing, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement) of any employees of the Newspaper, except for increases in accordance with historical practices;

(d) Enter into or amend any contract or commitment with respect to any of the Newspaper involving annual consideration of more than $25,000, waive any right or enter into any other transaction, other than as permitted by other provisions of this Agreement;
(e) Sell, assign, transfer, license or permit to lapse any material Right;
(f) Make any material change in any of the Real Property or fail to maintain the Real Property or other Assets in adequate repair and condition, ordinary wear and tear excepted; or cancel or fail to renew any of the current insurance policies or any of the coverage thereunder maintained for the protection of any of the Real Property or the other Assets;
(g) Except for Permitted Encumbrances, encumber any of the Assets or permit any of the Assets to become subject to any Lien; or
(h) Enter into any contracts, agreements or arrangements (written or oral) with any of its affiliates.
5.2 Organization; Goodwill. Sellers shall use their reasonable efforts to preserve the business organization of the Newspaper intact and preserve the goodwill of the Newspaper’s suppliers, customers and others having business relations with the them.
5.3 Access to Facilities, Files and Records. At the reasonable request of Buyer and subject to the need to preserve the confidentiality of this transaction prior to Closing in order to preserve relationships with employees and customers, Sellers shall give or cause to be given to the officers, employees, accountants, counsel and authorized representatives of Buyer (a) full access during normal business hours to all facilities, property, accounts, books, minute books, deeds, title papers, licenses, agreements, contracts, tax returns, records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable and inventories related to the Newspaper, and (b) all such other information concerning the Assets and affairs of the Newspaper as Buyer may reasonably request. With the consent and supervision of Sellers, Sellers shall permit representatives of Buyer to perform inspections of the Real Property and the structures located thereon and to perform surveys, environmental assessments, sampling and audits as Buyer may reasonably request with respect to the Assets.

5.4 Representations and Warranties. Sellers shall give detailed written notice to Buyer promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Sellers prior to the date hereof, of any of Sellers representations or warranties contained in this Agreement or in any Schedule hereto.
5.5 Corporate Action. Subject to the provisions of this Agreement, Sellers will take all necessary action required of them to carry out the transactions contemplated by this Agreement.
5.6 Consents. Sellers will use commercially reasonable efforts to obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by Buyer of all of the Material Contracts which require the consent of any third party by reason of the transactions provided for in this Agreement as shown on Schedule 3.9; provided, however, that no Seller shall be required to make any payments or to incur any obligations to third parties in connection with the obtaining of any such consent.
5.7 Confidential Information. If for any reason the transactions contemplated in this Agreement are not consummated, Sellers shall not disclose to third parties any information designated as confidential and received from Buyer or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information with respect to the preceding sentence which: (a) is known to Sellers at the time of its disclosure to it; (b) becomes publicly known or available other than through disclosure by Sellers; (c) is rightfully received by Sellers from a third party not known by Sellers to be subject to an obligation of confidentiality; or (d) is independently developed by Sellers.
5.8 Consummation of Agreement. Subject to the provisions of Section 10.2 of this Agreement, Sellers shall use reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.
5.9 Notice of Proceedings. Sellers will promptly notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

5.10 Taxes. Sellers shall pay all taxes relating to the Newspaper or the Assets as they become due.

ARTICLE VI.
COVENANTS OF BUYER PENDING THE CLOSING DATE

Buyer covenants and agrees that from the date hereof to and including the Closing Date:
6.1 Representations and Warranties. Buyer shall give detailed written notice to Sellers promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement.
6.2 Corporate Action. Subject to the provisions of this Agreement, Buyer will take all necessary action required to carry out the transactions contemplated by this Agreement.
6.3 Confidential Information. If for any reason the transactions contemplated in this Agreement are not consummated, Buyer shall not disclose to third parties any information designated as confidential and received from Sellers or their agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (a) is known to Buyer at the time of its disclosure to it; (b) becomes publicly known or available other than through disclosure by Buyer; (c) is rightfully received by Buyer from a third party; or (d) is independently developed by Buyer.
Except to the extent required by law, Buyer also shall not disclose to third parties the terms of this Agreement; provided, however, that Buyer may disclose such terms to any current or prospective lender or investor who has demonstrated to the reasonable satisfaction of Buyer (x) the financial capability to be a lender or investor of Buyer and (y) a good faith interest in becoming a lender or investor of Buyer. Buyer shall cause any person or entity to whom the terms of this Agreement are disclosed to agree to abide by the provisions of this Section 6.3. Buyer shall be responsible for compliance with the provisions of this Section 6.3 by any person or entity to whom the terms of this Agreement are disclosed by Buyer.

6.4 Consummation of Agreement. Subject to the provisions of Section 10.2 of this Agreement, Buyer shall use its reasonable efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.
6.5 Notice of Proceedings. Buyer will promptly notify Sellers in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute any action or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.
6.6 Maintenance of Financial Position. Between the date of this Agreement and the Closing Date, Buyer shall not take any action, or fail to take any action, that would impair Buyer’s ability to fulfill its obligations under this Agreement.

ARTICLE VII.
CONDITIONS TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers under this Agreement are, at their option, subject to the fulfillment of the following conditions prior to or at the Closing Date:
7.1 Representations, Warranties and Covenants.
(a) The representations and warranties of Buyer contained in this Agreement and in any statement, certificate, schedule or other document delivered by Buyer pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate, except for untrue or inaccurate representation or warranties which would not, in the aggregate, impair Buyer’s ability to fulfill its obligations under this Agreement; and

(b) Buyer shall have delivered to Sellers a certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth above.
7.2 Proceedings.
(a) No action or proceeding shall have been instituted before any court or governmental body to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of the transactions contemplated by this Agreement which, in the reasonable opinion of Sellers, may reasonably be expected to result in an award of substantial damages; and
(b) At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental authority or body in effect which restrains or prohibits the consummation of the sale and purchase of the Assets.

ARTICLE VIII.
CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following condition prior to or at the Closing Date.
8.1 Fifth Third Lien. Release of liens of Fifth Third Bank, as Administrative Agent for those secured lenders under that certain First Amended and Restated Credit Agreement dated as of October 19, 2012, as amended by First Limited Forbearance and Waiver Agreement and First Amendment to Amended and Restated Credit Agreement dated as of May 31, 2013 to the Assets.

ARTICLE IX.
INDEMNIFICATION

9.1 Survival; Limitations.
(a) The representations and warranties of the parties contained in or made pursuant to this Agreement shall be deemed to have been made on the date hereof and on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for the period ending July 15, 2015 (the “Survival Period”); provided that if on or prior to the expiration of the Survival Period, a notice of claim for indemnification shall have been given in accordance with Section 9.4 hereof, the indemnified party shall continue to have the right to be indemnified with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article IX; and provided further that the representations and warranties contained in Section 3.17 (‘Environmental Matters’), 3.18 (‘Circulation’) and Section 3.20 (‘Taxes’) shall survive until the expiration of the applicable statute of limitations period plus 90 days and the representations and warranties contained in Sections 3.2 (‘Sellers’ Authority’), 3.16 (‘Brokers’) and 4.2 (‘Buyer’s Authority’) and all covenants and agreements made by any party hereunder which are to be performed after the Closing Date shall survive without time limit, with the exception of Sections 9.2(a) and 9.3(a), which shall only remain operative and in full force and effect as long as indemnification with respect to the underlying representation and warranty remains available in accordance with the foregoing provisions of this Section 9.1(a) (including as extended pursuant to the first proviso hereof).

(b) Buyer shall not be entitled to indemnification under this Agreement for any indemnification claim under Section 9.2(a) until the aggregate Loss and Expense (as defined herein) suffered by Buyer subject to indemnification under Section 9.2(a) of this Agreement exceeds $100,000 (the “Threshold”). Once the Threshold has been reached, Buyer shall be entitled to full indemnification from Sellers pursuant to Section 9.2(a) below for the aggregate amount of Loss and Expense suffered by Buyer, including any and all claims which individually or in the aggregate did not reach the Threshold. Notwithstanding the foregoing, the Threshold shall not apply to any adjustments under Section 1.6, or resulting from fraud or willful misconduct by Sellers or to any indemnification claim related to covenants and agreements made by any party hereto which are to be performed after the Closing Date.
(c) Sellers’ maximum aggregate liability to Buyer for indemnification claims under Section 9.2(a) of this Agreement with respect to any Loss and Expense shall be $1,000,000 (the “Cap”); provided that the Cap shall not apply to any Loss and Expense suffered by Buyer resulting from fraud or willful misconduct by Sellers or any covenants and agreements made by any party hereto which are to be performed after the Closing Date. Except with regard to compensation for claims paid to third parties, no indemnifying party shall have any liability to an indemnified party for any punitive, indirect, incidental or consequential damages or loss including, without limitation, loss of revenue or loss of profits.

(d) Except for equitable remedies (including, without limitation, injunctive relief) and in the absence of fraud, the parties hereto acknowledge and agree that the sole and exclusive remedy of Buyer and Seller, as the case may be, from and after the Closing Date with respect to any Loss and Expense whatsoever and any and all claims for breach or liability under this Agreement or any of the transactions contemplated hereby shall be solely in accordance with, and limited by, the indemnification provisions set forth in this Article IX.
9.2 Indemnification of Buyer. Sellers agree that they shall jointly and severally indemnify, defend and hold Buyer harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation, liabilities for reasonable attorneys’ fees and disbursements (“Loss and Expense”), suffered directly or indirectly by Buyer by reason of, or arising out of:
(a) any breach of any representation or warranty made by Sellers pursuant to this Agreement, provided that, solely for purposes of this Article IX, any representation or warranty of Sellers contained herein that is subject to a materiality or Material Adverse Effect qualification shall not be so qualified for purposes of determining whether a breach has occurred;
(b) any failure by any Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement;
(c) any failure by any Seller to pay or perform when due any of its liabilities or obligations arising out of or related to the business of the Newspaper on or prior to the Closing Date which have not been assumed by Buyer hereunder, including, but not limited to, the Excluded Liabilities;

(d) any litigation, proceeding or claim by any third party relating to the business or operations of the Newspaper on or prior to the Closing Date;
(e) the Excluded Assets; or
(f) any liability, including but not limited to any liability pursuant to any Environmental Law, arising from or related to conditions or events that occurred prior to the Closing arising from or related to the ownership of the Real Property and/or the operations of the Newspaper on the Real Property on or prior to the Closing Date.
9.3 Indemnification of Sellers. Buyer agrees that it shall indemnify, defend and hold each Seller harmless from and against any and all Loss and Expense suffered directly or indirectly by such Seller by reason of, or arising out of:
(a) any breach of any representation or warranty made by Buyer pursuant to this Agreement;
(b) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement;
(c) any failure by Buyer to pay or discharge on or subsequent to the Closing Date any Assumed Liabilities hereunder; or
(d) any litigation, proceeding or claim by any third party relating to the business or operation of the Newspaper after the Closing Date.
(e) claims made by New Employees with respect to termination of employment by Buyer after the Closing Date, including, but not limited to, any claims for improper termination or severance payments.
9.4 Notice of Claims. If any Sellers or Buyer believes that it has suffered or incurred any Loss and Expense, it shall notify the other party promptly in writing and within the applicable time period specified in Section 9.1, describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred; provided, however, that the amount of the Loss and Expense set forth in the notice shall not be a limitation on any claim for the actual amount of such Loss and Expense.

9.5 Defense of Third Party Claims. If any action at law or suit in equity is instituted by a third party (a “Claim”) with respect to which any of the parties intends to claim a Loss and Expense under this Article IX, such party shall promptly notify the indemnifying party of such action or suit. The indemnifying party shall have the right to conduct and control any Claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such Claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within 10 days after receipt of the notice specified in this Section 9.5 that it is defending any such Claim, then the indemnified party may defend such Claim, and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of any such settlement or of any judgment and the costs and expenses of such defense, including, but not limited to, reasonable attorneys’ fees and disbursements.
Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party’s obligations to indemnify such party against Loss and Expense under this Article IX, except to the extent the indemnifying party is actually prejudiced thereby.

ARTICLE X.
MISCELLANEOUS PROVISIONS
10.1 Risk of Loss. The risk of any loss, damage or destruction to any of the Assets to be transferred to Sellers hereunder from any cause shall be borne by Sellers at all times prior to the Closing hereunder. Upon the occurrence of any loss or damage in excess of $10,000 to any of the Assets to be transferred hereunder prior to the Closing, Sellers shall notify Buyer of same in writing immediately stating with particularity the extent of the loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Assets lost or destroyed will be reimbursed under any insurance policy with respect thereto.
10.2 Abandonment of Agreement. This Agreement may not be terminated by Sellers or Buyer at any time prior to the Closing Date unless Fifth Third, as Administrative Agent, Lender and L/C Issuer fails to release any and all liens it may have upon the Assets at the Closing Date. If Fifth Third Bank so refuses to release its lien or cannot for any reason so release its lien then the Agreement may be cancelled by either party.

10.3 Liabilities Upon Abandonment. In the event this Agreement is terminated pursuant to Section 10.2 above, no party hereto shall have any liability to any other party for costs, expenses, damages, loss of anticipated profits or otherwise. If this Agreement is terminated pursuant to Section 10.2, Buyer shall be entitled to the return of the $2,000,000 deposit made on or about June 19, 2013 (the “Deposit”) and nothing else.
10.4 Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Any sales or use taxes or recording or transfer taxes or fees directly related to transferring the Assets to Buyer (“Transfer Taxes”) shall be paid by Sellers.
10.5 Employees and Employee Benefits.
(a) Buyer hereby agrees to offer employment, effective the day after the Closing Date, to all individuals who are, on the Closing Date, active, full or part-time employees (including employees on short-term leave) of the Newspaper. With respect to each such employee to whom Buyer offers employment, Buyer shall offer to employ such person at a base compensation that is no less than the base compensation that was paid to such employee immediately prior to Closing. Each employee of the Newspaper who accepts employment with Buyer on the Closing Date is hereinafter referred to as a “New Employee”.
(b) Except as set forth in subsection (a) above, Buyer, in its sole discretion, shall determine what employee benefits will be made available to New Employees; provided, however, that Buyer will offer medical coverage to New Employees on and after the Closing Date, to the extent permitted by any applicable health plans, shall waive for New Employees any pre-existing condition limitations and waiting periods that may apply under its health plans, and shall recognize New Employees’ service with Sellers or any of their respective affiliates as if it were service with Buyer for purposes of satisfying any vesting requirements under any benefit plans offered by Buyer (but not for purposes of benefit accrual or for determining the amount of benefits payable under any benefit plan other than a vacation plan).

(c) Buyer shall be responsible for any obligations under federal, state or local plant closing statutes, including the WARN Act, with respect to events occurring after the Closing Date other than any such obligations arising from the consummation of the transactions contemplated by this Agreement.
(d) Sellers shall be responsible for and timely pay all compensation owed to the New Employees and shall be responsible for and timely provide New Employees with all benefits owed under the Employee Benefit Programs through the Closing Date. Sellers will retain all of the Employee Benefit Programs, including all employee benefit plans and pension plans, and Buyer will not assume obligations under any such programs. Sellers shall be fully and solely responsible for any costs, expenses, obligations and liabilities arising out of the pension or retirement obligations attributable to the Newspaper’s current or former employees related to the period on or prior to the Closing Date.
10.6 Further Assurances and Consents.
(a) From time to time after the Closing Date, without further consideration, each Seller will, at its expense, (i) execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer may reasonably request in order to effectively vest in Buyer good and valid (and, in the case of Real Property, good and marketable) title to the Assets, and (ii) use reasonable efforts to obtain any third-party consents to the assignment to Buyer of the Material Contracts which require the consent of any third party by reason of the transactions provided for in this Agreement and which were not obtained by Seller on or before the Closing Date.
(b) From time to time after the Closing Date, Buyer will provide Sellers with access, with reasonable prior notice and during normal business hours, to the financial records of the Newspaper related to the period on or prior to the Closing Date for use by Sellers in connection with tax and/or legal proceedings related to the operation of the Newspaper on or prior to the Closing Date. Buyer agrees to maintain all tax records related to the Newspaper for all tax years that remain open as of the Closing Date unless and until (i) Sellers notify Buyer in writing that any such tax year(s) has (have) been closed or (ii) Buyer has given Sellers prior written notice of its intent to destroy such records and Sellers have not reasonably and promptly requested that such records not be destroyed.

(c) If, in order to properly prepare its financial statements or documents to be filed with any governmental authority or agency, it is necessary that any party hereto be furnished with additional information relating to the Assets or the Newspaper and such information is in the possession of any of the other parties hereto, such party or parties agree to use its/their best efforts to furnish such information to the requesting party without cost or expense to the requesting party, unless it necessary for such party or parties to incur third party expenses (e.g. legal or accounting fees) in connection with such request in which case the requesting party shall reimburse the furnishing party for such third party expenses. After the Closing Date, except to the extent otherwise noted, Sellers, on the one hand, and Buyer, on the other hand, shall, to the extent reasonably requested by the other: (i) assist in the preparation of tax returns relating to the Assets and/or the Newspaper, (ii) cooperate in preparing any audits by or disputes with any governmental authority, including but not limited to, regarding any tax returns, (iii) at any time after the execution of this Agreement, assist in the preparation of unaudited and audited financial statements to the extent they relate to, incorporate or rely upon any information regarding the Assets and/or the Newspaper, including but not limited to providing relevant work papers and any certification or representation reasonably requested, (iv) make available information, records and documents relating to taxes relating to the Assets and/or the Newspaper, and (v) furnish copies of correspondence received from any governmental authority in connection with any tax audit or information request relating to the Assets and/or the Newspaper.
10.7 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

10.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Sellers, to:
Champion Publishing, Inc.
2450-90 First Avenue
Huntington, West Virginia 25703
Attn: Todd R. Fry
Fax No. (304) 528-2765

with a copy to:

Huddleston Bolen LLP
611 Third Avenue
Huntington, West Virginia 25701
Attn: Thomas J. Murray
Fax No. (304) 522-4312

and

Champion Industries, Inc., to:
2450-90 First Avenue
Huntington, West Virginia 25703
Attn: Todd R. Fry
Senior Vice President and Chief Financial Officer
Fax No. (304) 528-2765

with a copy to:

Huddleston Bolen LLP
611 Third Avenue
Huntington, West Virginia 25701
Attn: Thomas J. Murray
Fax No. (304) 522-4312

(b)	If to Buyer:
HD Media Company, LLC
_____________________________
_____________________________
Attn: Douglas Reynolds
Fax No.:______________________

with a copy to:

Steptoe & Johnson PLLC
P.O. Box 2195
Huntington, WV 25722-2195
Attn: David H. Lunsford
Fax No.:______________________

10.9 Assignment. This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Prior to the Closing, this Agreement shall not be assigned by any party hereto without the prior written consent of the other parties.
10.10 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of West Virginia without reference to the choice of law principles thereof.
10.11 Public Announcements. Prior to the Closing, except as required by applicable law, rule or regulation, no public announcement (including an announcement to employees) or press release concerning the transactions provided for herein shall be made by any party without the prior written approval of the other parties, which shall not be unreasonably withheld, conditioned or delayed. With respect to any disclosures required by applicable law, rule or regulation, including disclosure requirements under applicable securities laws and Current Reports on Form 8-K, each party will consult with the other party and allow the other party to review the proposed disclosure prior to making any such disclosures.
10.12 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right on the part of any person or entity not a party to this Agreement.
10.13 Waiver of Jury Trial. Sellers and Buyer specifically waive any right to trial by jury in any court with respect to any contractual, tortious or statutory claim, counterclaim or crossclaim against the other arising out of or connected in any way to this Agreement because the parties hereto, each of whom are represented by counsel, believe that the complex commercial aspects of their dealing with one another make a jury determination neither desirable nor appropriate.

10.14 Counterparts. This Agreement may be executed in identical counterparts and each counterpart hereof shall be deemed to be an original instrument, but all counterparts hereof taken together shall constitute a single document.
10.15 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
10.16 Specific Performance. Except as provided in Section 10.3, without limiting or waiving in any respect any rights or remedies of Buyer or any of Sellers given under this Agreement, or now or hereafter existing at law or in equity or by statute, Buyer and each Seller shall be entitled to seek specific performance of the obligations to be performed by Buyer or a Seller, as the case may be, in accordance with the provisions of this Agreement.
10.17 Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
10.18 Confidentiality. Except as contemplated in Section 6.3, Sellers and Buyer shall not disclose to third parties the terms of this Agreement except as required by applicable law.
10.19 Entire Agreement; Amendments. This Agreement, including the Exhibits and Schedules hereto and the documents delivered hereunder, together with the Amended and Restated Letter of Intent dated June 14, 2013 among Sellers and Douglas Reynolds, embodies the entire agreement and understanding of the parties in respect of the subject matter hereof, and supersedes all prior agreements and understandings between the parties. This Agreement may not be amended except in a writing signed by both parties. The parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

{Signature page follows}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, which is effective as of the date first written above.

SELLERS:

CHAMPION PUBLISHING, INC.

By:
Name: Todd R. Fry
Title: Vice President and Chief Financial Officer
Date: July 12, 2013

CHAMPION INDUSTRIES, INC.

By:
Name: Todd R. Fry
Title: Senior Vice President and Chief FinancialOfficer
Date: July 12, 2013

BUYER:

HD MEDIA COMPANY, LLC

By:
Name: Douglas Reynolds
Title: Sole Member
Date: July 12, 2013

Schedule 1.2(j)
Excluded Assets

•	Assets of River Cities Printing and tradename River Cities Printing
-	See attached fixed asset listing for River Cities Printing

•	RIVERCITIESPRINTING.COM

•	STICKONADS.COM

•	YOURRIVERCITIES.COM

Schedule 1.6(c)
Exceptions to GAAP

See the attached Huntington, West Virginia Financial Statements (Schedule 3.3).

The Huntington, West Virginia Financial Statements have not been prepared in accordance with GAAP as set forth below:

1.	Absence of a statement of cash flows, statement of shareholders' equity, the absence of footnotes, and the absence of disclosures related to such footnotes.

2.	Absence of normal year-end adjustments and quarterly adjustments in interim financial statements for various items.

3.	Workers Compensation is typically prepaid and may not conform to GAAP on a stand alone basis due to allocation to newspaper segment.

4.
Absence of allocations for certain costs associated with shared services, if any, for such items as corporate executive management, certain legal, accounting, telecommunications, human resources, medical, disability, and insurance amounts.

5.
Medical costs are allocated based on an internal charge and may not be representative of actual medical costs applicable to the segment due to reinsurance premiums, IBNR reserves actual claims experience among other factors.

6.	Income and franchise tax accounting to the extent applicable may not conform to GAAP on a stand alone segment or divisional basis as recorded in the internal financial statements.

7.	Absence of liabilities associated with environmental liabilities none of which are known nor accrued.

8.	Absence of interest income / expense on intercompany accounts, if any.

9.	Newsprint is valued at cost or net realizable value if below cost.

10.
Assets, liabilities and revenues and expenses of River Cities Printing have been excluded. Some of these items are subject to judgment in terms of allocations of costs or otherwise adjusted based on good faith estimates by management consistent with past practice.

11.	A substantial portion of the Company’s interest bearing debt has been pushed down to the Herald-Dispatch.

Schedule 2.2(e)
Transition Services Table

Attached

1.
Transition Services Agreement
Services Provided by The Herald-Dispatch (HD) to Champion Industries (CI) and River Cities Printing (RCP):
Transition Item	Requested Transition Period	Resolution
HD Production Director takes care of the majority of purchasing for RCP.	Transition to Champion over the next 90 days
HD processes Accounts Payable for RCP	Transition to Champion over the next 90 days
HD processes Accounts Receivable for RCP	Transition to Champion over the next 90 days
HD maintains certain database for RCP	Transition to Champion over the next 90 days
HD leases warehouse space that is used by HD, RCP and CI for inventory storage (100 Industrial Lane, Route 2, Huntington, WV 25702).
HD currently pays the entire $7,000 monthly payment and all CAM charges. The warehouse is used by HD newsprint, River Cities paper, and Champion Printing paper. Over the next 90 days HD will continue to pay rent until the parties agree to enter into an appropriate lease agreement or locate other space.

RCP uses HD Imagesetters and Adtrackers software to process orders.	HD will continue to provide services to RCP. Parties will negotiate in good faith over the next 90 days a fee for services agreement.
HD tracks inventory for RCP.	HD would continue to provide service and inventory function would transition to Champion over the next 90 days.

Services Utilized by The Herald-Dispatch (HD) from Champion Industries (CI) and River Cities Printing (RCP):
Transition Item	Requested Transition Period	Resolution
CI processes payroll for HD and RCP for free.	HD to transition to new payroll software/service within 90 days and/or parties agree to negotiate a fee for services agreement.
CI processes tax filings for HD.	HD to transition to software/service within 90 days and/or parties agree to negotiate a fee for services agreement.
HD workers compensation insurance and general insurance is combined with CI policies.	HD obtains its own insurance coverage prior to closing.
HD health insurance is provided by CI (self-insured). Third party administrator is Healthsmart.	HD obtains its own insurance coverage prior to closing.
HD leases a van from Champion Leasing.	HD could choose to continue leasing van. Vehicle lease payment is $1,120 per month.
CI maintains and renews Secure Certificates for HD IT department.	HD would need to obtain list of certificates and expiration dates from CI prior to closing.
CI (Output Solutions) prints and mails HD subscriber billings.	CI would continue to provide and HD will continue to pay for service. HD pays based on number of bills printed and mailed.
RCP prints stick-on notes and single sheet inserts for HD for insertion into the paper.
HD could continue to use RCP for printing, but HD would expect higher costs. Over the last 12 months, HD expensed $163,841 for advertising items printed by RCP. HD would expect this expense to increase by approximately 20 percent once RCP and HD are separated.

SCHEDULE 3.3
Financial Statements
Attached

Schedule 3.7
Licenses and Permits

Elevator Inspection and License for Operation

•	Annual inspection by a state approved inspector.
•	Annual testing by a state approved contractor
•	Annual testing must be witnessed by a state approved inspector.
•	Traction elevators (cable) must be tested for full load capacity every 5 years by a state approved contractor.
There must be a state approved inspector present during testing.
•	Licenses are issued following approved testing by the State of West Virginia, Division of Labor.

Wastewater

•	Testing done February 17, 2005
•	Soluble Ag Result = 1.1
•	Federal level 3.0
•	No permits required
•	We have an exemption through 2009.

Waste Generation Report

•	Tested March 21, 2007
•	No waste detected.

Business Licenses

•	State of WV
•	City of Huntington
•	City of Ashland
•	City of Catlettsburg
•	City of Milton

Schedule 3.9
Contracts

(1) Licenses or agreements under which Seller is authorized to publish materials supplied by others in future issues of the Newspaper with:

-	Gannett News Service (no written agreement)
-	Associated Press (consent required)
-	USA Weekend (consent required)

(2) Leases of real and personal property with:

-	Lease with ADJ Corporation for space at Route 2, Kyle Lane, Cabell County, West Virginia (*consent required for assignment, not to be unreasonably withheld)

(3) Other contracts outside of the ordinary course of business involving annual consideration of more than $25,000:

-
Agreement effective January 1, 2011, expiring December 31, 2013, between The Herald-Dispatch and Graphic Communications Conference/International Brotherhood of Teamsters Local 619-M of District Council 3 (no assignment provisions). See Schedule 3.13.

-	Newsprint Purchase Agreement dated October 8, 2007 between Champion Publishing, Inc. and Cox Newsprint Supply, Inc. (consent required)

(4) Miscellaneous online and IT contracts:

The Herald-Dispatch/River Cities Printing
Software Inventory December 2012

Software	Version	Vendor	Description
Abinet	4.3	Ediwise	Newsprint inventory management
Adobe Creative Suites	2& 5.5	Adobe	InDesign, Photoshop, Illustrator, Acrobat, Flash. Used for ad and news page production
Adpower	2.3	Harris/Mediaspan	Classified, advertising, scheduling, and pagination.
AdTracker X	6.8, 4E	DPS	Ad production database
Crystal Reports	10 & 11	Business Objects	Database reporting software
ECRM RIP	7.2r0	Konica	Film imaging software.
Fetch	5.3.1	Fetch Softworks	FTP file retrieving software
ICVerify	4.0	ICVerfiy	Credit card processing
Imaging Station	4.3	Graphic Enterprise	Plotter ripping software.
Inlay	4.0.8	Software Consulting Services	Used to apply the pagination file to an InDesign template.
Layout 8000	10.3.1	Software Consulting Services	Layout and pagination
Microsoft Map Point 2006	2006.0	Microsoft	Circulation route mapping software.
News Edit Pro	4.0.3	Harris/Mediaspan	Editorial database
Newszware	7.0	Icanon	Newspaper specific GL, AP, Advertising & Circulation
Pitstop Professional	8.0	Enfocus	PDF editing software
Rightfax Utility	9.3.2	Captaris Inc.	Network based fax utility
SlimCD	5.2	SlimCD	Credit card processing
Taske	8.1	Taske Technology	Photo monitoring software
Apogee	1.45.2	AGFA	Commercial printing processing software.
Asura	11.5	One Vision	Preflight program
Remote Programming Software	5.1	Bosch	Fob and building security software.
Symantec Backup Exec 2010	R3	Symantec	Backup server files
AVG Anti-virus Business Edition 2012	2012.0.2221	AVG Technologies	Corporate anti-virus
Automate 6, 7 and 8	6,7,8	Network Automation, Inc.	Used to automate daily web feeds and other tasks
Transporter	4.0.1	Harris & Baseview/Mediaspan	Used to transport tasks from News Edit Pro to Digital Collections and web interface
Digital Collections	DC-5	GMTI	Editorial archiving software
Intellitunes	4.5	AGFA	Automated picture toning software
Microsoft Office 2007 Suites 32-bit Edition
Microsoft Office 2010 Suites 32-bit Edition
FreeHand MX			Newsroom artist

Schedule 3.10(a)
Owned Real Property

946 5th Avenue, Huntington, West Virginia 25701-2004

Schedule 3.10(b)
Leased Real Property

Route 2, Kyle Lane, Cabell County, West Virginia
(office and warehouse space)

The warehouse is approximately 44,400 square feet. HD pays $7,000 per month. The warehouse is used by HD Newsprint, River Cities paper, and Chapman Printing paper. HD newsprint storage and office space currently takes up approximately 2,505 square feet.

The Herald Dispatch (“HD”) leases a van from Champion Leasing for $1,120 per month. The lease is on a month to month basis. HD also uses a Champion Industries freightliner box truck to haul paper from the warehouse and will need to be leased going forward.

Schedule 3.11
Intellectual Property

Unregistered Common Law Marks
The Herald-Dispatch, formerly U.S. Registered Trademark (Registration No. 2758696) and all rights under Champion Publishing, Inc.’s U.S. Trademark Application Serial No. 86006427
Best of the Tri-State
Health Source
Herd Game Day
MU Back-to-School
The Lawrence Herald
The Putnam Herald
Tri-State Family
Tri-State Home Buyers’ Guide
Tri-State Visitors' Guide
Tri-State Weekend

Trademarks and Tradenames
www.hdclassifieds.com
www.hdhomes.com
www.hdjobs.com
www.herald-dispatch.com
www.herald-dispatchcars.com
www.lawrenceherald.com
www.putnamherald.com
www.tristatefamily.com

Other
Advertisor Lists
Subscriber Lists
Copyrighted Stories & Photos since 1909

NETWORK SOLUTIONS, LLC
1.	herald-dispatch.com
2.	tristatefamily.com
3.	lawrenceherald.com
4.	putnamherald.com
5.	hdclassifieds.com
6.	hdhomes.com
7.	hdjobs.com
8.	stickonads.com
9.	hdonline.com
10.	theherald-dispatch.com
11.	4yi.com
12.	musports.com
13.	thehuntingtonheralddispatch.com
14.	theheralddispatch.com
15.	huntingtonheralddispatch.com
16.	huntingtonherald-dispatch.com
17.	huntingtonheralddispatch.info
18.	wvhomeforgood.org
19.	thehuntingtonherald-dispatch.com

OTHERS
1.	southpointford.com
2.	greenupchevroletbuick.com

Schedule 3.12
Litigation and Compliance with Laws

None

Schedule 3.13(a)
Employees; Salaries

See employee listing, attached hereto as Exhibit 3.13(a)

Schedule 3.13(b)
Labor Agreements

Pressroom is unionized (Teamsters, formerly Graphic Communications International Union); contract expires 12/31/13.

Schedule 3.14
Tangible Personal Property

See fixed asset report attached hereto as Exhibit 3.14(a)

Schedule 3.15
Changes Since Balance Sheet Date

Schedule 3.17
Environmental Matters

(1)	Asbestos-containing materials are present at the Herald-Dispatch building.

(2)	Lead wipe sampling has identified the presence of lead on various surfaces within the
Herald-Dispatch building. The source of the lead is unknown, but could be from former plate making operations. The extent of the presence of the lead residuals within the building has not been fully delineated and is not known.

Schedule 3.18
Circulation Reports

See Circulation report, attached hereto as Exhibit 3.18(a)

Schedule 5.1
Maintenance of Business

The Herald-Dispatch intends to renew/renegotiate its expiring advertising contracts.

Schedule 8.4
Material Consents

None